FOR IMMEDIATE RELEASE
                                                    Contact: Mr. Edward Geletka
                                                              President and CEO
                                                                 (856) 205-0058

                            COLONIAL BANKSHARES, INC.
                      ANNOUNCES THIRD QUARTER 2007 RESULTS

     Vineland, New Jersey, October 25, 2007 - Colonial Bankshares, Inc. (NASDAQ:
COBK) (the "Company") the mid-tier stock holding company for Colonial Bank, FSB, announced net income of $316 thousand, or $0.07 per basic and diluted share for the three months ended September 30, 2007, compared to $419 thousand, or $0.10 per basic and diluted share, for the three months ended September 30, 2006. For the nine months ended September 30, 2007, the Company earned $1.0 million, or $0.23 per basic and diluted share compared to $1.1 million, or $0.26 per basic and diluted share for the nine months ended September 30, 2006.

     For each of the three months ended September 30, 2007 and 2006, net interest income after provision for loan losses was approximately $2.1 million. Interest income increased to $6.0 million for the three months ended September 30, 2007 from $4.8 million for the three months ended September 30, 2006. Interest expense increased to $3.9 million for the three months ended September 30, 2007 from $2.7 million for the three months ended September 30, 2006. Non-interest income was $300 thousand for the three months ended September 30, 2007 compared to $269 thousand for the three months ended September 30, 2006. Non-interest expense was $2.3 million for the three months ended September 30, 2007 compared to $1.9 million for the three months ended September 30, 2006.

     For the nine months ended September 30, 2007, net interest income after provision for loan losses was approximately $6.2 million compared to $6.1 million for the nine months ended September 30, 2006. Interest income increased to $16.8 million for the nine months ended September 30, 2007 from $13.4 million for the nine months ended September 30, 2006. The increase in interest income was due to increases in the average balance and weighted average yield of earning assets. Interest expense increased to $10.5 million for the nine months ended September 30, 2007 from $7.2 million for the nine months ended September 30, 2006. The increase in interest expense was due to increases in the average balance and weighted average rate of interest-bearing deposits and borrowings. Non-interest income was $862 thousand for the nine months ended September 30, 2007 compared to $758 thousand for the nine months ended September 30, 2006. The increase in non-interest income was mainly due to increased fees on checking accounts resulting from increased transaction volume. Non-interest expense was $6.6 million for the nine months ended September 30, 2007 compared to $5.5 million for the nine months ended September 30, 2006. The increase in non-interest expense was mainly due to increases in compensation-related expenses, which includes payroll expense and stock-based incentive plan expenses and increased expenses in depreciation and advertising and promotion costs associated with the opening of our new administrative office.

     Total assets at September 30, 2007 were $438.9 million compared to $383.6 at December 31, 2006, an increase of $55.3 million, or 14.4%. Cash and cash equivalents decreased to $11.2 million at September 30, 2007 from $13.3 million at December 31, 2006. Investment securities available for sale totaled $160.9 million at September 30, 2007 compared to $136.9 million at December 31, 2006. Investment securities held to maturity totaled $15.7 million at September 30, 2007 compared to $18.7 million at December 31, 2006. Net loans receivable increased to $231.0 million at September 30, 2007 compared to $198.5 million at December 31, 2006, an increase of $32.5 million or 16.4%. Deposits increased to $382.5 million at September 30, 2007 compared to $337.3 million at December 31, 2006, an increase of $45.2 million or 13.4%. Total borrowings increased to $16.7 million at September 30, 2007 compared to $8.3 million at December 31, 2006. Stockholders' equity increased to $37.7 million at September 30, 2007 from $36.7 million at December 31, 2006.

     Colonial Bankshares, Inc. is the mid-tier stock holding company for Colonial Bank, FSB. Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913. Colonial Bank conducts business from its newly opened headquarters and main office in Vineland, New Jersey as well as six offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands except per share data)


                                                           For the Three Months         For the Nine Months Ended
                                                           Ended September 30,                September 30,
                                                        ---------------------------    -----------------------------
                                                           2007           2006            2007             2006
                                                        -----------    ------------    ------------    -------------
  Interest income                                           $5,998          $4,786          16,826          $13,431
  Interest expense                                           3,873           2,693          10,492            7,214
                                                        -----------    ------------    ------------    -------------
  Net interest income                                        2,125           2,093           6,334            6,217
  Provision for loan losses                                      -              21              84              120
                                                        -----------    ------------    ------------    -------------
  Net interest income after provision for loan               2,125           2,072           6,250            6,097
  losses
  Non-interest income                                          300             269             862              758
  Non-interest expense                                       2,260           1,873           6,553            5,528
                                                        -----------    ------------    ------------    -------------
  Income before taxes                                          165             468             559            1,327
  Income tax expense (benefit)                               (151)              49           (442)              184
                                                        -----------    ------------    ------------    -------------
  Net income                                                  $316            $419          $1,001           $1,143
                                                        ===========    ============    ============    =============

  Earnings per share - basic                                 $0.07           $0.10           $0.23            $0.26
  Earnings per share - diluted                               $0.07           $0.10           $0.23            $0.26
  Weighted average shares outstanding - basic (1)        4,289,879       4,366,901       4,289,879        4,366,901
  Weighted average shares outstanding - diluted (2)      4,303,461       4,366,901       4,316,913        4,366,901

-------------------------------------------------------------------------------------------------------------------

Performance Ratios (Unaudited)

                                                            For the Three Months         For the Nine Months Ended
                                                            Ended September 30,               September 30,
                                                        ---------------------------   ------------------------------
                                                            2007           2006            2007            2006
                                                        -----------    ------------   -------------   --------------
  Return on average assets (3)                                0.29%           0.46%           0.32%            0.43%
  Return on average equity (3)                                3.47%           4.65%           3.65%            4.26%
  Net interest margin on average interest earning             2.09%           2.44%           2.20%            2.51%
  assets

-------------------------------------------------------------------------------------------------------------------


Selected Balance Sheet Data (Unaudited)
(Dollars in thousands except per share data)

                                                         At September        At December 31,
                                                           30, 2007                2006
                                                       ------------------    -----------------
           Assets                                               $438,876             $383,597
           Cash and cash equivalents                              11,150               13,257
           Investment securities                                 176,562              155,647
           Net loans receivable                                  231,049              198,519
           Deposits                                              382,532              337,254
           Federal Home Loan Bank borrowings                      16,665                8,324
           Total stockholders' equity                             37,692               36,663
           Book value per share (4)                                 8.34                 8.11
           Stockholders' equity to total assets                    8.59%                9.56%

-------------------------------------------------------------------------------------------------------------------

Asset Quality (Unaudited)
(Dollars in thousands)
                                                         At September        At December 31,
                                                           30, 2007                2006
                                                       ------------------    -----------------
           Non-performing assets (5)                              $1,377                 $233
           Allowance for loan losses                               1,456                1,373
           Non-performing assets to total assets                   0.31%                0.06%
           Allowance for losses to total loans                     0.63%                0.69%

-------------------------------------------------------------------------------------------------------------------


(1) Shares outstanding do not include unreleased ESOP shares and treasury shares for the purpose of the weighted average shares outstanding-basic calculation.
(2) Shares outstanding do not include unreleased ESOP shares and treasury shares but does include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation.
(3)           Annualized.
(4)           Total stockholders' equity divided by shares issued of 4,521,696.
(5) Non-performing assets include non-accrual loans and real estate owned.